Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123781

PROSPECTUS SUPPLEMENT NO. 3 DATED SEPTEMBER 8, 2005

(TO PROSPECTUS DATED JUNE 20, 2005)

PANACOS PHARMACEUTICALS, INC.

14,717,497 SHARES OF COMMON STOCK

This Prospectus Supplement No. 3 supplements and amends the Prospectus dated June 20, 2005 (the “Prospectus”), as supplemented by Prospectus Supplement No. 1, dated August 25, 2005 (“Supplement No. 1”) and Prospectus Supplement No. 2, dated August 31, 2005 (“Supplement No. 2”), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the selling stockholders. This prospectus supplement should be read in conjunction with the Prospectus and Supplements No. 1 and 2, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “PANC.” The last reported sale price of our common stock on September 7, 2005 was $10.13 per share.

See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the Prospectus:

	Shares Beneficially Owned Before Offering(1)		Shares Being Offered	Shares Beneficially Owned After Offering(2)
	Number	Percent		Number	Percent

Fletcher Spaght Associates, LLC (GP) (3)	66,521	**	16,521	50,000	0.1266%

Battelle Memorial Institute	41,302	**	41,302	0	0.0000%

Richard Berkeley	1,652	**	1,652	0	0.0000%

Schorr Berman	4,956	**	4,956	0	0.0000%

California Emerging Ventures III, LLC c/o Grove Street Advisors	82,604	**	82,604	0	0.0000%

Chris Covington (4)	4,130	**	4,130	0	0.0000%

Fenton Family Trust c/o Trinity Ventures	4,130	**	4,130	0	0.0000%

David Friend	3,304	**	3,304	0	0.0000%

John Freund	1,652	**	1,652	0	0.0000%

FSV I, LLC	1,882	**	1,882	0	0.0000%

Chris Gabrieli	1,652	**	1,652	0	0.0000%

Emile Geisenheimer	826	**	826	0	0.0000%

Hogan and Hartson, LLP	8,260	**	8,260	0	0.0000%

Johnson Kinney	1,652	**	1,652	0	0.0000%

KMC Limited Partnership (5)	1,652	**	1,652	0	0.0000%

Edward E. Luck	1,652	**	1,652	0	0.0000%

Peter E. and Nancy Muserlian	1,652	**	1,652	0	0.0000%

Donald Notman, Jr. (6)	1,652	**	1,652	0	0.0000%

Osprey Holdings Ltd.	826	**	826	0	0.0000%

Silicon Valley Bankshares c/o Merchant Bank	826	**	826	0	0.0000%

K.C. Stone	826	**	826	0	0.0000%

Stonebridge Technology Ventures I	1,340	**	1,340	0	0.0000%

The Gould (2000) Fund LLC c/o/ Bingham Dana LLP	4,130	**	4,130	0	0.0000%

VantagePoint Venture Partners IV (Q), L.P.	37,007	**	37,007	0	0.0000%

VantagePoint Venture Partners IV Principals Fund, L.P.	537	**	537	0	0.0000%

VantagePoint Venture Partners IV, L.P.	3,758	**	3,758	0	0.0000%

The Waterman Trust c/o MercInvest	4,130	**	4,130	0	0.0000%

Thomas Weisel Global Growth Partners II (S), L.P. (7)	37,073	**	37,073	0	0.0000%

Thomas Weisel Global Growth Partners II Parallel (S), L.P. (8)	12,490	**	12,490	0	0.0000%

Adams, Harkness & Hill Fund Investors 8, LLC	1,569	**	1,569	0	0.0000%

John R. Birk	826	**	826	0	0.0000%

Boston Millennia Associates II Partnership	2,478	**	2,478	0	0.0000%

	Shares Beneficially Owned Before Offering(1)		Shares Being Offered	Shares Beneficially Owned After Offering(2)
	Number	Percent		Number	Percent

David E. Brook	4,130	**	4,130	0	0.0000%

Winthrop N. Brown	1,652	**	1,652	0	0.0000%

Caprive Ventures	8,260	**	8,260	0	0.0000%

Michael A. Carpenter (9)	4,130	**	4,130	0	0.0000%

Julian and Barbara Cherubini	4,130	**	4,130	0	0.0000%

Angelo DeCaro	1,652	**	1,652	0	0.0000%

Norman M. Feinberg	4,130	**	4,130	0	0.0000%

Allan R. Ferguson	4,130	**	4,130	0	0.0000%

Wolfgang Hausen	1,652	**	1,652	0	0.0000%

Heimbuck Family Trust	2,478	**	2,478	0	0.0000%

Donald S. Hetzel	3,304	**	3,304	0	0.0000%

Jeff Hurst	826	**	826	0	0.0000%

J. Mark Junewicz	826	**	826	0	0.0000%

Tom Keane	1,239	**	1,239	0	0.0000%

J. Hovey Kemp	1,652	**	1,652	0	0.0000%

Mirza Mehdi	4,130	**	4,130	0	0.0000%

Gerard Moufflét	1,652	**	1,652	0	0.0000%

William F. Murdy	826	**	826	0	0.0000%

Rollance E. Olson	826	**	826	0	0.0000%

Paul M. Gertman 1985 Trust	826	**	826	0	0.0000%

James A. Pelusi	1,652	**	1,652	0	0.0000%

Harry T. Rein	826	**	826	0	0.0000%

Roger O. Walther, S.P. Trust	4,130	**	4,130	0	0.0000%

Stephen R. Seiler	2,478	**	2,478	0	0.0000%

Jean Tempel	1,652	**	1,652	0	0.0000%

The Bridgeford Fund (L) LLC	4,130	**	4,130	0	0.0000%

E. Paul Tinsley	1,652	**	1,652	0	0.0000%

James N. Tyson	1,652	**	1,652	0	0.0000%

R. Gary Vanderweil, Jr.	3,098	**	3,098	0	0.0000%

William L. Vanderweil	1,033	**	1,033	0	0.0000%

Luc Verelst	82,604	**	82,604	0	0.0000%

West Virginia University Foundation, Inc.	49,562	**	49,562	0	0.0000%

Charles H.R. Wunderly	4,130	**	4,130	0	0.0000%

**	Less than 1%

(1)	Percentages prior to the offering are based on 39,509,667 shares of common stock that were issued and outstanding as of July 31, 2005. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2005 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column “Shares Being Offered” in this prospectus upon the completion of the offering.

(3)	John Fletcher is a managing member of Fletcher Spaght Associates, LLC and is a member of our Board of Directors. Also includes 50,000 shares held by Fletcher Spaght Venture Partners, LLC.

(4)	The individual has identified himself as a broker-dealer or an affiliate of a broker-dealer, and as such states that it purchased in the ordinary course of business and, at the time of the purchase of the shares of common stock to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(5)	The entity has identified itself as a broker-dealer or an affiliate of a broker-dealer, and as such states that it purchased in the ordinary course of business and, at the time of the purchase of the shares of common stock to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	The individual has identified himself as a broker-dealer or an affiliate of a broker-dealer, and as such states that it purchased in the ordinary course of business and, at the time of the purchase of the shares of common stock to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)	The entity has identified itself as a broker-dealer or an affiliate of a broker-dealer, and as such states that it purchased in the ordinary course of business and, at the time of the purchase of the shares of common stock to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(8)	The entity has identified itself as a broker-dealer or an affiliate of a broker-dealer, and as such states that it purchased in the ordinary course of business and, at the time of the purchase of the shares of common stock to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)	The individual has identified himself as a broker-dealer or an affiliate of a broker-dealer, and as such states that it purchased in the ordinary course of business and, at the time of the purchase of the shares of common stock to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.